Exhibit 12

[Goodwin Procter LLP Letterhead]

October 29, 2021

Barings BDC, Inc.
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202

Re:	Mergers pursuant to Agreement and Plan of Merger by and among Barings BDC, Inc., Mercury Acquisition Sub, Inc., Sierra Income Corporation and Barings LLC

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Barings BDC, Inc., a Maryland corporation (“Parent”), in connection with the mergers (the “Mergers”) to be undertaken pursuant to the Reorganization Agreement (as defined below).  All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).  This opinion relates to the qualification of the Mergers as a reorganization within the meaning of Section 368(a) of the Code.  Capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement.

In preparing this opinion, we have examined and relied upon the Agreement and Plan of Merger, dated as of September 21, 2021 (the “Reorganization Agreement”), by and among  Parent, Mercury Acquisition Sub, Inc., a Maryland corporation (“Acquisition Sub”), Sierra Income Corporation, a Maryland corporation (the “Company”), and Barings LLC, a Delaware limited liability company, the joint proxy statement/prospectus of Parent and the Company included in the Registration Statement on Form N-14 filed by Parent with the Securities and Exchange Commission in connection with the issuance of shares of Parent Common Stock in connection with the Mergers (the “Merger Registration Statement”), representation letters delivered to us by the Company and Parent, and such other documents as we have deemed necessary or appropriate to enable us to render this opinion.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

Barings BDC, Inc.
October 29, 2021

In rendering this opinion, we have assumed, without investigation or verification, that the facts and statements set forth in the Reorganization Agreement are true, correct and complete in all material respects; that the Mergers will be completed in accordance with the Reorganization Agreement; that the statements, representations, covenants and agreements contained in tax representation letters delivered to us by the Company, Acquisition Sub and Parent are true, accurate and complete; that there is no change in applicable law between the date hereof and the effective time of the Mergers; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement.  Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

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Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code.

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We express no opinion herein other than the opinion expressly set forth above.  In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law.  You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein.  Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case.  The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect.  Changes in applicable law could adversely affect our opinion.  We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

This opinion letter is being provided to you solely in connection with the filing of the Merger Registration Statement and may not be relied upon by any other person or entity, or used for any other purpose without our prior written consent.  We hereby consent to the inclusion of this opinion as Exhibit 12 to the Merger Registration Statement and to the references to our firm under the captions “Certain Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Merger Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP